Exhibit 99.1

WorldHeart Receives FDA Approval to Add Clinical Sites in Levacor™ VAD
Bridge-to-Transplant Study

Salt Lake City, UT – July 27, 2010 (GlobeNewswire via COMTEX): World Heart Corporation (WorldHeart) (Nasdaq:WHRT), a developer of mechanical circulatory systems, announced today that the United States Food and Drug Administration (FDA) has approved the addition of ten sites to the Levacor ventricular assist device (VAD) Bridge-to-Transplant (BTT) clinical study.  WorldHeart’s pivotal BTT study is now approved to enroll patients at 20 sites.

“Leading cardiovascular centers and clinicians have expressed strong interest in the Levacor BTT study since its initiation earlier this year,” noted Mr. J. Alex Martin, WorldHeart’s President and Chief Executive Officer. “We welcome the opportunity to increase enrollment through new study sites, which will expand the data regarding the Levacor VAD’s technical and clinical performance capabilities. The BTT trial activity to date, including out-of-hospital experience, has been encouraging and this FDA approval permits further advancement of the study.”

About the Levacor VAD and World Heart Corporation

The Levacor VAD is the only fully magnetically levitated, bearingless, implantable centrifugal pump to move into clinical trial.  By using magnetic levitation to fully suspend a spinning rotor, the Levacor VAD's only moving part, the pump is designed to eliminate wear and to provide unobstructed clearances for blood flow across a wide range of operation.

WorldHeart is a developer of mechanical circulatory support systems based in Salt Lake City, Utah with additional facilities in Oakland, California, USA. WorldHeart's registered office is in Delaware, USA.

Any forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and include all statements relating to WorldHeart's BTT clinical study of the Levacor VAD, including those related to the timely enrollment of patients and additional centers in the study, VAD experience and clinical expertise of the participating centers, and the progress of WorldHeart's clinical development program. Investors are cautioned that all forward-looking statements involve risk and uncertainties, including without limitation: risks involved in the clinical trials of the Levacor VAD; timely enrollment of centers and additional patients in the Levacor BTT clinical study; VAD experience and clinical expertise of the participating centers; risks in product development, regulatory approvals and market acceptance of and demand for WorldHeart's products; and other risks detailed in WorldHeart's filings with the U.S. Securities and Exchange Commission, including without limitation its Annual Report on Form 10-K for the year ended December 31, 2009 and its Quarterly Report on Form 10-Q for the three months ended March 31, 2010.

www.worldheart.com
SOURCE World Heart Corporation
Mr. Morgan Brown of World Heart Corporation, +1-801-303-4361